SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the registrant	[X]
Filed by a party other than the registrant	[ ]

Check the appropriate box:
[ ]	Preliminary proxy statement
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive proxy statement
[ ]	Definitive additional materials
[ ]	Soliciting material under Rule 14a-12

Cell Genesys, Inc.
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

|X| No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
June 6, 2002

TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Cell Genesys, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 6, 2002 at 10:00 a.m., local time, at the Company's offices at 342 Lakeside Drive, Foster City, California 94404, for the following purposes:

      1.    To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

      2.    To approve the adoption of the 2002 Employee Stock Purchase Plan and to reserve a total of 200,000 shares of common stock for issuance thereunder.

      3.    To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

      4.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      These items of business are more fully described in the Proxy Statement accompanying this notice.

      Only stockholders of record at the close of business on April 12, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

Sincerely, Matthew J. Pfeffer Assistant Secretary

Foster City, California
May 3, 2002

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

CELL GENESYS, INC.
342 Lakeside Drive
Foster City, CA 94404

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the board of directors of Cell Genesys, Inc., a Delaware corporation ("Cell Genesys" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, June 6, 2002 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's offices at 342 Lakeside Drive, Foster City, California 94404. The Company's telephone number is (650) 425-4400.

      These proxy solicitation materials were mailed on or about May 3, 2002, together with the Company's 2001 Annual Report to Stockholders, to all stockholders entitled to vote at the Annual Meeting.

Record Date

      Holders of record of the Company's common stock at the close of business on April 12, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 35,639,534 shares of the Company's common stock were issued and outstanding. The Company also has shares of Series B Preferred Stock outstanding, but ownership of such shares does not entitle the holders thereof to vote at the Annual Meeting.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or time than that of the previously submitted proxy or by attending the meeting and voting in person.

Voting and Solicitation

      Every stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote.

      The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional investors. The Company's costs for such services, if retained, are not expected to be material.

Quorum; Abstentions; Broker Non-Votes

      The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Shares that are voted "FOR," "AGAINST" or "WITHHELD" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares cast by the common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (the "Votes Cast").

      A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of the election.

      The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Abstentions will have the same effect as a vote against the proposal.

      Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals

      Proposals for the Company's 2003 Annual Meeting of Stockholders must be received by the Company no later than January 3, 2003 in order to be considered for inclusion in the proxy statement and form of proxy relating to the Company's 2003 Annual Meeting of Stockholders.

      The proxy holders for the Company's 2003 Annual Meeting of Stockholders will have discretionary authority to vote as they see fit on any stockholder proposal at the meeting that is received by the Company after March 19, 2003.

      The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2002 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a new stockholder proposal at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

      Eight directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's eight nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the board of directors (the "Board") to fill the vacancy. The Company is not presently aware of any nominee who will be unable or decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting (if applicable) as will ensure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

      The names and certain information regarding each nominee are set forth below.

Name	Age (1)	Principal Occupation
Stephen A. Sherwin, M.D.	53	Chairman of the Board and Chief Executive Officer of the Company
David W. Carter	63	Chairman of the Board and Co-Chief Executive Officer of Xenogen Corporation
Nancy M. Crowell	53	Founding partner of Applied Genomic Technology Capital Funds
James M. Gower	53	Chairman of the Board and Chief Executive Officer of Rigel Pharmaceuticals, Inc.
John T. Potts, Jr., M.D.	70	Director of Research, Massachusetts General Hospital
Thomas E. Shenk, Ph.D.	55	Elkins Professor Chairman, Department of Molecular Biology Princeton University
Eugene L. Step	73	Retired Executive Vice President and President – Pharmaceutical Division, Eli Lilly and Company
Inder M. Verma, Ph.D.	54	Professor of Molecular Biology and Virology The Salk Institute

(1) As of April 12, 2002.

      Dr. Sherwin has served as chief executive officer and a director of the Company since March 1990. In March 1994, Dr. Sherwin was elected to the additional position of chairman of the Company's board of directors. Dr. Sherwin also served as president until July 2001, at which time Joseph J. Vallner, Ph.D. was appointed president. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin held various positions on the staff of the National Cancer Institute. Dr. Sherwin currently serves as chairman of the board of directors of Ceregene, Inc., a majority-owned subsidiary of Cell Genesys, and is also a director of Abgenix, Inc., Neurocrine Biosciences, Inc., Rigel Pharmaceuticals, Inc. and Calyx Therapeutics, Inc. Dr. Sherwin holds a B.A. from Yale University in biology and an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

      Mr. Carter has served as a director of Cell Genesys since May 1997. Mr. Carter has served as chairman of the board of directors and co-chief executive officer of Xenogen Corporation since November 1997. From 1991 to 1997, Mr. Carter served as president, chief executive officer and chairman of the board of directors of Somatix Therapy Corporation. Prior to 1991, he was president and chief operating officer of Northfield Laboratories. Mr. Carter also serves as a director of Immunogen, Inc. and Ceregene, Inc. Mr. Carter received a B.A. and an M.B.A. from Indiana University.

      Ms. Crowell has served as a director of Cell Genesys since September 2000. Since May 2000, Ms. Crowell has served as a founding partner of Applied Genomic Technology Capital Funds. From 1989 to 1999, Ms. Crowell was founder and head of healthcare investment banking at Cowen and Company. Prior to that, Ms. Crowell held various investment banking and research positions at Robert Fleming, Dean Witter Reynolds, Merrill Lynch and Citibank International. She has been involved in key financings and strategic transactions for many companies in the biotechnology sector including Celera Genomics Corporation, Cephalon, Inc., Genzyme Corporation, Myriad Genetics, Inc., Vertex Pharmaceuticals, Inc. and Vical Inc. Ms. Crowell is a director of Nanostream, Inc. and Renovis, Inc. Ms. Crowell holds an M.B.A from the Haas Graduate School of Business Administration at the University of California, Berkeley and a B.A. from Wellesley College.

      Mr. Gower has served as a director of Cell Genesys since July 1996. In 1996, Mr. Gower became chairman and chief executive officer of Rigel Pharmaceuticals, Inc. From 1992 to 1996, Mr. Gower served as president and chief executive officer of Tularik, Inc. From 1981 to 1990, he held several positions with Genentech, Inc., most recently as senior vice president responsible for sales, marketing, business development and product planning. From 1972 to 1981, Mr. Gower served in a variety of positions in sales and marketing at American Hospital Supply Corporation, most recently as vice president of marketing. Mr. Gower received a B.S. in operations research and an M.B.A. from the University of Tennessee.

      Dr. Potts has served as a director of Cell Genesys since May 1997. Previously, Dr. Potts had served as a director of Somatix Therapy Corporation since March 1995. His career spans more than 40 years of distinguished service in science and medicine. He earned his M.D. in 1957 from the University of Pennsylvania, and then trained at Massachusetts General Hospital and National Heart Institute. He then joined the National Institutes of Health, where he became head of the section on polypeptide hormones prior to becoming chief of endocrinology at Massachusetts General Hospital in 1968. Dr. Potts served as physician-in-chief at Massachusetts General Hospital and Jackson Professor of Clinical Medicine at Harvard Medical School from 1981 to 1996. In September 1996, Dr. Potts moved from the post of physician-in-chief to director of research at Massachusetts General Hospital and Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School.

      Dr. Shenk was appointed a director of Cell Genesys in August 2001. Dr. Shenk, Elkins Professor of Molecular Biology at Princeton University, has served as a member of Cell Genesys' Scientific Advisory Board since 1997. Dr. Shenk, a world-renowned expert in virology and gene therapy, is also a member of Merck & Co., Inc.'s board of directors and brings over 20 years of experience in the biopharmaceutical field. Dr. Shenk is a member of the National Academy of Sciences and the Institute of Medicine. He is a past president of the American Society for Virology, has published more than 200 scientific papers in various journals and has authored multiple patents. Dr. Shenk, who trained as a postdoctoral fellow in molecular biology at Stanford Medical Center, received his B.S. in biology from the University of Detroit and his Ph.D. in microbiology from Rutgers University.

      Mr. Step has served as a director of Cell Genesys since March 1993. From 1973 to 1992, Mr. Step served in various positions in senior management of Eli Lilly and Company, most recently as executive vice president, president of the pharmaceutical division and a member of the board of directors and its executive committee. Mr. Step is a past chairman of the board of the Pharmaceutical Manufacturers Association and a past president of the International Federation of Pharmaceutical Manufacturers Association. Mr. Step is also a director of Ceregene, Inc., Scios, Inc. and Guidant Corporation. Mr. Step holds a B.A. in economics from the University of Nebraska and an M.S. in finance and accounting from the University of Illinois.

      Dr. Verma has served as a director of Cell Genesys since May 1997. From 1996 to 1997, Dr. Verma served as a director of Somatix Therapy Corporation. Dr. Verma joined The Salk Institute in 1974 and is currently co-director of the Laboratory of Genetics. Currently, Dr. Verma is also an adjunct professor, department of biology, at the University of California, San Diego and has been a member of the faculty since 1979. Dr. Verma is also a member of the National Academy of Sciences, Institute of Medicine and past president of the American Society for Gene Therapy. Dr. Verma is a director of Ceregene, Inc. Dr. Verma holds a degree in Biochemistry from the Lucknow University in India and a Ph.D. in Biochemistry from the Weizmann Institute in Jerusalem.

      There are no family relationships among directors or executive officers of the Company.

Board Meetings and Committees

      The board of directors of the Company held a total of five meetings during the fiscal year ended December 31, 2001. No incumbent director attended fewer than 75 percent of the total number of meetings of the board of directors and its committees of which he or she was a member, if any.

      The board of directors has an audit committee, a compensation committee and a nominating and governance committee.

      The audit committee of the board of directors, which consists of Messrs. Carter, Gower and Step, met eight times during fiscal year 2001. The audit committee recommends engagement of the Company's independent auditors, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its systems of internal accounting controls.

      The compensation committee of the board of directors, which consists of Dr. Potts and Mr. Step, met four times during fiscal year 2001. The compensation committee reviews and approves the Company's compensation policies as well as the compensation of, and grant of stock options to, the Company's executive officers.

      The nominating and governance committee of the board of directors, which consists of Ms. Crowell, Dr. Potts and Dr. Shenk, met twice during 2001. The committee makes recommendations as to the size and composition of the board; reviews qualifications of potential candidates for election to the board; recommends the slate of nominees for presentation at the annual stockholders' meeting; makes recommendations with respect to the membership of committees; and assesses the performance of the board and its members. It is this committee that is responsible for planning succession to the position of chief executive officer. This committee also oversees issues of corporate governance as they apply to the Company and recommends amendments to the Company's corporate governance procedures where appropriate. The nominating and governance committee will consider nominees by stockholders in accordance with the Company's bylaws.

Compensation of Directors

      Directors who are not employees of the Company receive an annual retainer of $15,000 and a fee of $1,000 for each board meeting attended, as well as reimbursement of expenses incurred in attending board meetings.

      In addition, Dr. Potts, Dr. Shenk and Dr. Verma also serve on the Company's Scientific Advisory Board. The Company provides a stock option grant of 2,500 shares annually, vesting 100 percent on date of grant, to each non-employee member of the Scientific Advisory Board.

      During 2001, the Company forgave $100,000 of an outstanding loan between the Company and Dr. Verma (see "Certain Transactions") as recognition of Dr. Verma's service to the Company.

Required Vote

      The eight nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

Recommendation

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

PROPOSAL TWO

APPROVAL OF 2002 EMPLOYEE STOCK PURCHASE PLAN

      Our board of directors determined that it is in our best interests and the best interests of our stockholders to adopt a new employee stock purchase plan. The Company adopted an employee stock purchase plan in 1992, but that plan will expire in July 2002. The Cell Genesys, Inc. 2002 Employee Stock Purchase Plan is intended to be a successor to that plan. If our stockholders approve the adoption of the 2002 employee stock purchase plan, the total number of shares available to be issued under such plan will be 200,000 shares of the Company's common stock, plus annual increases to be added on the first day of the Company's fiscal year beginning in 2003, equal to the lesser of (a) 100,000 shares, (b) 1/2 percent of the outstanding shares on such date or (c) an amount determined by our board of directors. As of the date of stockholder approval of the 2002 employee stock purchase plan, no options will have yet been granted.

      For a description of the principal features of the 2002 employee stock purchase plan, see "Appendix A — Description of the Cell Genesys, Inc. 2002 Employee Stock Purchase Plan."

Required Vote

      The approval of the 2002 employee stock purchase plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN AND THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The board of directors has selected Ernst & Young LLP as independent auditors of the Company to audit the financial statements of the Company for the fiscal year ending December 31, 2002. Ernst & Young LLP has audited the Company's financial statements since the year ended December 31, 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Billed To The Company By Ernst & Young LLP During Fiscal 2001

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the 2001 fiscal year and for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year, as well as in registration statements filed by the Company during that year under the Securities Act of 1933, as amended, were $153,900.

      Financial Information Systems Design and Implementation Fees

      The Company did not engage Ernst & Young LLP to render services regarding financial information systems design and implementation (as described in Rule 2-01(c)(4)(ii) of Regulation S-X under the Securities Exchange Act of 1934, as amended) for the 2001 fiscal year.

      All Other Fees

      The aggregate fees billed for services rendered by Ernst & Young LLP, other than the services covered in the two immediately preceding paragraphs of this section, for the 2001 fiscal year were $56,558. These fees were primarily for tax consultation and return preparation.

      The audit committee of the board of directors has considered whether the provision of the services covered in this section is compatible with maintaining Ernst & Young LLP's independence.

Required Vote

      The ratification of the appointment of Ernst & Young LLP and the authorization of the Board to agree to Ernst & Young LLP's fee are being submitted to the stockholders at the Annual Meeting. If such appointment is not ratified, the board of directors will reconsider its decision to appoint Ernst & Young LLP as the Company's independent auditors. The affirmative vote of the holders of a majority of the shares of the Company's common stock voting in person or by proxy on this proposal at the Annual Meeting is required to ratify the appointment of the independent auditors.

Recommendation

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

OTHER INFORMATION

Stock Ownership of Principal Stockholders and Management

      The following table sets forth the beneficial ownership of common stock of the Company as of March 31, 2002 by: (a) each person known to the Company to beneficially own five percent or more of the outstanding shares of its common stock; (b) each of the Company's directors; (c) each of the Company's executive officers named in the Summary Compensation Table below; and (d) all current directors and executive officers as a group. Unless otherwise indicated below, the address of each of the individuals named below is: c/o Cell Genesys, Inc., 342 Lakeside Drive, Foster City, California 94404.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage(%) Beneficially Owned (2)
Legg Mason, Inc. 100 Light Street Baltimore, MD 21202	2,769,129	7.8

David W. Carter (3)	37,500	*

Nancy M. Crowell (4)	11,875	*

James M. Gower (5)	74,036	*

John T. Potts, Jr., M.D. (6)	59,625	*

Thomas E. Shenk, Ph.D. (7)	76,125	*

Stephen A. Sherwin, M.D. (8)	1,150,489	3.2

Eugene L. Step (9)	98,500	*

Inder M. Verma, Ph.D. (10)	128,196	*

Dale G. Ando, M.D. (11)	73,946	*

Matthew J. Pfeffer (12)	127,958	*

Robert H. Tidwell (13)	48,958	*

Joseph J. Vallner, Ph.D. (14)	168,625	*

All current executive officers and directors as a group (16 persons) (15)	2,202,363	5.9

*	Less than one percent
(1)	The information in this table is based upon information supplied by directors and officers and, in the case of principal stockholders, upon information contained in Schedules 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Percentage of beneficial ownership is based on 35,638,002 shares of common stock outstanding as of March 31, 2002. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
(3)	Consists of 37,500 shares subject to options that are exercisable within 60 days after March 31, 2002.
(4)	Consists of 11,875 shares subject to options that are exercisable within 60 days after March 31, 2002.
(5)	Includes 67,500 shares subject to options that are exercisable within 60 days after March 31, 2002.
(6)	Consists of 59,625 shares subject to options that are exercisable within 60 days after March 31, 2002.
(7)	Includes 52,125 shares subject to options that are exercisable within 60 days after March 31, 2002.
(8)	Includes 684,169 shares subject to options that are exercisable within 60 days after March 31, 2002. Additionally, includes 30,000 shares held in irrevocable trust for Dr. Sherwin's child for which Dr. Sherwin disclaims beneficial ownership.
(9)	Consists of 98,500 shares subject to options that are exercisable within 60 days after March 31, 2002.
(10)	Includes 81,000 shares subject to options that are exercisable within 60 days after March 31, 2002.
(11)	Includes 66,459 shares subject to options that are exercisable within 60 days after March 31, 2002.
(12)	Includes 108,161 shares subject to options that are exercisable within 60 days after March 31, 2002.
(13)	Consists of 48,958 shares subject to options that are exercisable within 60 days after March 31, 2002.
(14)	Consists of 168,625 shares subject to options that are exercisable within 60 days after March 31, 2002.
(15)	Includes 1,629,685 shares subject to options that are exercisable within 60 days after March 31, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors and 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of copies of such forms received by the Company, or written representations from certain reporting persons that no filings on Forms 5 were required for such persons, the Company believes that, during 2001, its executive officers, directors and 10 percent stockholders complied with all applicable Section 16(a) filing requirements, except that one initial filing for Thomas E. Shenk, Ph.D., who was appointed a director during 2001, was filed late.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Company's board of directors is composed of Dr. Potts and Mr. Step, neither of whom is or has been an officer or employee of the Company. The Compensation Committee makes recommendations to the board of directors concerning salaries and incentive compensation of officers of the Company. Dr. Sherwin, chairman of the board and chief executive officer of the Company, is not a member of the Compensation Committee and cannot vote on matters decided by the Compensation Committee. He participates in Compensation Committee discussions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Dr. Sherwin is excluded from discussions regarding his own salary and incentive compensation. None of the executive officers of the Company has served on the board of directors or compensation committee of any other entity, any of whose officers served on the Company's Compensation Committee, and none of the executive officers of the Company has served on the compensation committee of any other entity, any of whose officers served on the Company's board of directors. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

      The following table sets forth certain information concerning the compensation of the Company's chief executive officer ("CEO") and each of the four other most highly compensated executive officers (collectively, the "Named Officers") for services rendered to the Company in all capacities during the last three fiscal years.

Annual Compensation

					Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)	Securities Underlying Options (2)	All Other Compensation ($) (11)
Stephen A. Sherwin, M.D	2001	445,000	200,000		80,000 (5)	3,000
Chairman and	2000	415,000	250,000		—
Chief Executive Officer	1999	395,000	170,000		100,000 (3)
					70,000 (4)

Dale G. Ando, M.D	2001	230,000	57,500		22,500 (5)
Vice President,	2000	215,500	54,000		—
Clinical Research	1999	205,000	49,500		22,500 (3)
					22,500 (4)

Matthew J. Pfeffer	2001	210,000	52,500		22,500 (5)	3,000
Vice President and	2000	190,000	47,500		—
Chief Financial Officer	1999	162,500	39,000		9,000 (3)
					22,500 (4)
					45,000 (6)

Robert H. Tidwell	2001	230,000	57,500		10,000 (5)	3,000
Vice President,	2000	81,923	20,000	25,000 (10)	100,000 (7)
Corporate Development	1999	—	—

Joseph J. Vallner, Ph.D.	2001	315,000	100,000		46,500 (5)
President and					100,000 (8)
Chief Operating Officer	2000	275,000	110,000		—
	1999	275,000	—		200,000 (9)

(1)	These bonuses, which were awarded for and accrued in the year noted, were paid in the subsequent year.
(2)	Cell Genesys has no restricted stock awards, stock appreciation rights or long-term incentive plan payouts.
(3)	Consists of options granted February 2, 1999, related to performance during 1998.
(4)	Consists of options granted December 9, 1999, related to performance during 1999.
(5)	Consists of options granted February 6, 2001, related to performance during 2000.
(6)	Mr. Pfeffer was appointed chief financial officer in September 1998 and vice president in April 1999. On April 29, 1999, he was granted 45,000 options with an expiration date of April 29, 2009.
(7)	Mr. Tidwell joined the Company in August 2000. On August 31, 2000, he was granted 100,000 options with an expiration date of August 31, 2010.
(8)	Dr. Vallner was promoted in July 2001, to president and chief operating officer from executive vice president and chief operating officer. On July 25, 2001, he was granted 100,000 options with an expiration date of July 25, 2011, in the context of this promotion.
(9)	Dr. Vallner joined the Company in October 1999. On October 26, 1999, he was granted 200,000 options with an expiration date of October 26, 2009.

(10)	Mr. Tidwell received the payment, classified under Other Annual Compensation, in connection with his initial employment with the Company.
(11)	In January 2001, the Company introduced a 401(k) Employer Match for all participating employees under its Defined Contribution Plan managed by Charles Schwab. The 401(k) match is based on 100 percent of the first $3,000 contributed by the employee participant.

Option Grants in Last Fiscal Year

      The following table sets forth each grant of stock options to the Named Officers in fiscal year 2001:

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in 2001 (2)	Exercise Price ($) (per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term ($) (3)
					5%	10%
Stephen A. Sherwin, M.D. .	80,000 (4)	4.6%	19.625	02/06/2011	987,365	2,502,176
Dale G. Ando, M.D. .	22,500 (4)	1.3%	19.625	02/06/2011	277,696	703,737
Matthew J. Pfeffer .	22,500 (4)	1.3%	19.625	02/06/2011	277,696	703,737
Robert H. Tidwell .	10,000 (4)	0.6%	19.625	02/06/2011	123,421	312,772
Joseph J. Vallner, Ph.D. .	46,500 (4)	2.7%	19.625	02/06/2011	573,906	1,454,390
	100,000 (5)	5.7%	16.700	07/25/2011	1,050,254	2,661,550

(1)	Options granted under the Incentive Plan have a maximum term of 10 years but may be terminated earlier upon termination of employment. Shares vest over a four-year period at the rate of 1/48th per month.
(2)	Based on an aggregate of 1,746,500 options granted to employees in 2001.
(3)	The potential realizable value is calculated based on the 10-year term of the option and the fair market value of the common stock at the time the option was granted, compounded annually. The five percent and 10 percent assumed annualized rates of compound stock price appreciation are provided in compliance with the rules of the SEC and are not meant to represent the Company's estimate or a projection by the Company of future common stock prices.
(4)	Consists of options granted February 6, 2001, related to performance during 2000.
(5)	Consists of options granted in connection with Dr. Vallner's promotion to president of the Company.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth certain information concerning option exercises in 2001 and unexercised options held as of December 31, 2001 by the Named Officers.

Name	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2001 Exercisable/Unexercisable			Value of Unexercised In-the-Money Options at December 31, 2001 ($) Exercisable/Unexercisable (2)
Stephen A. Sherwin, M.D.	40,000	397,500	649,793	/	121,667	10,957,649	/	1,137,951
Dale G. Ando, M.D. .	—	—	57,553	/	34,218	960,078	/	314,948
Matthew J. Pfeffer .	—	—	107,161	/	44,714	1,868,742	/	509,536
Robert H. Tidwell .	—	—	35,624	/	74,376	8,286	/	27,864
Joseph J. Vallner, Ph.D. .	—	—	129,405	/	217,095	1,703,462	/	2,066,635

(1)	Fair market of the underlying securities on the date of exercise, minus the aggregate exercise price of the securities.
(2)	Fair market value of the underlying securities based on a closing price of our common stock at December 31, 2001 of $23.24 per share, less the exercise price.

Change-in-Control Agreements and Employment Contracts

      Since the time of his initial employment in March 1990, the Company has agreed to maintain Dr. Sherwin's salary for twelve months after termination of his employment with the Company, unless the Company terminates Dr. Sherwin for cause or he terminates his employment voluntarily.

      The Company has implemented change-in-control agreements for certain executive officers. Under these agreements, the Company has agreed to provide Dale G. Ando, M.D., Malcolm J. McKay, Ph.D., Christine McKinley, Matthew J. Pfeffer, Michael W. Ramsay, Robert H. Tidwell, Joseph J. Vallner, Ph.D. and Peter K. Working, Ph.D. with severance payments in an aggregate amount equal to twelve months salary plus bonus and certain employee benefits, following a change in control of the Company and (i) termination without cause by the Company or (ii) constructive termination. Also, under a similar change-in-control agreement, the Company has agreed to provide Dr. Sherwin with severance payments in an aggregate amount equal to two years salary plus bonus and certain employee benefits. Included in Dr. Sherwin's change-in-control agreement is a provision for payments by the Company of certain taxes that may be incurred as a consequence of the agreement. Dr. Sherwin's change-in-control agreement, when applicable, will supersede his employment contract.

CERTAIN TRANSACTIONS

      In September 1996, while a director of Somatix Therapy Corporation, Dr. Verma received a $400,000 loan from Somatix, secured by his shares of Somatix common stock. Cell Genesys assumed Dr. Verma's loan following its acquisition of Somatix. A portion of Dr. Verma's shares of common stock in Cell Genesys secures the loan. The loan bears interest at 8.5 percent per annum and is due and payable in full on September 1, 2002. During 2001, the Company forgave $100,000 of the balance of the loan as recognition of Dr. Verma's service to the Company. As of December 31, 2001, the outstanding balance of the loan was $100,000.

      The Company retains certain directors, from time to time, under scientific consulting agreements. During 2001, Dr. Verma earned $100,000 pursuant to such a consulting agreement, $17,000 of which was applied to the payment of interest on his loan from the Company, described above.

REPORT OF THE COMPENSATION COMMITTEE

      Decisions regarding compensation of the Company's executive officers are made by the Company's Compensation Committee of the board of directors. The Compensation Committee is comprised of two non-employee directors, Dr. Potts and Mr. Step. The Compensation Committee is responsible for setting compensation policy and determining the annual compensation of the executive officers of the Company, including base salaries, bonuses, if any, and stock options. Periodically, including during 2001, an outside compensation expert is retained to thoroughly review certain aspects of the Company's compensation policy and practice relative to the competitive environment. The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving both short- and long-term goals of the Company, to link executive and stockholder interests through equity-based compensation plans, and to provide a compensation package that recognizes both individual contributions and company performance. A substantial portion of each executive's total compensation is intended to be variable and to relate to, and be contingent upon, performance. The Compensation Committee evaluates the performance and determines the compensation of the chief executive officer and other executive officers of the Company annually, based upon individual performance and the achievement of corporate goals.

General Compensation Policy

      Cell Genesys' executive compensation programs seek to accomplish several major goals:

•	recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in companies in the biotechnology industry of comparable size and at a comparable stage of development;

•	To motivate executives to achieve important business and performance objectives and to reward them when such objectives are met; and
•	To align the interests of executive officers with the long-term interests of stockholders through participation in the Company's stock option plan.

      The achievement of these goals is based on a mix of compensation elements, as described below:

      Base Salary:    Base salaries for all employees, including executive officers, are determined based on an established job grade and salary matrix that is designed to provide a base salary that is competitive with comparable companies. In monitoring the job grade and salary matrix, the Compensation Committee compared compensation information derived from surveys including compensation levels for companies of similar size and stage of development. Included in the survey are some, but not all of the companies included in the Nasdaq Pharmaceutical Index, with the primary focus on biotechnology companies at a similar stage in the San Francisco Bay Area which may compete for the same pool of employees. The assessment confirmed that Cell Genesys' base compensation was comparable to the industry averages.

      Adjustments to each individual's base salary, including executive officers, are made in connection with annual performance reviews. The amounts of such increases are calculated using merit increase guidelines based on the employee's position within the relevant compensation range and the results of their performance review. The recommended percentage increases are adjusted annually to reflect the Compensation Committee's assessment of appropriate salary adjustments given the results of competitive surveys and general economic conditions.

      Performance Based Incentive Plan:    Officers and other key employees may earn an annual bonus, set as a percentage of base salary, based on the achievement of individual objectives and corporate goals. Corporate goals are established at the start of each year by the Compensation Committee in conjunction with the full board of directors. Awards made to executive officers are based upon the achievement of corporate goals as well as the department goals of the individual officers. These goals may include progress made in preclinical programs and clinical trials, strategic alliances, financing activities and the financial results of Cell Genesys. Cell Genesys' compensation policy with respect to annual bonus was also compared to relevant market data and found to be comparable to industry averages. From time to time the Compensation Committee may elect to defer an annual cash bonus and employ increased stock-based compensation in order to conserve the Company's financial resources and retain key employees and align the interests of the employees with those of the stockholders.

      Stock-Based Incentive Compensation:    Stock options enable Cell Genesys to provide long-term incentives to its employees, which align the interests of all employees, including the executive officers, with those of the stockholders. Options are exercisable in the future at the fair market value at the time of grant, so that an option holder is rewarded only by the appreciation in price of the Cell Genesys common stock. Stock options are granted upon commencement of employment and generally have a four-year vesting period and expire 10 years after the date of grant. Periodic grants of stock options are generally made annually to all eligible employees based on performance, with additional grants made to certain employees following a significant change in job responsibility, scope or title. Guidelines for the number of options granted to each eligible employee are determined by the Compensation Committee based on several factors, including a valuation analysis reflecting market-based compensation, salary grade and the performance of each participant. The size of the resulting grants developed under this procedure are targeted to be at or above competitive levels as a reflection of both providing an incentive for favorable performance of Cell Genesys, as well as the risk attached to the future growth of the biotechnology industry.

CEO Compensation

      Dr. Sherwin's compensation for fiscal 2001 is consistent with the compensation policy of Cell Genesys described above and the Compensation Committee's evaluation of his overall leadership and management of the Company. 2001 was a year of significant accomplishment for Cell Genesys both with respect to product development and business activities. During 2001, under Dr. Sherwin's leadership, Cell Genesys made significant progress in each of its clinical and preclinical programs, including trials of GVAX® lung cancer vaccine, GVAX® prostate cancer vaccine, and GVAX® pancreatic cancer vaccine. The Company also continued enrollment in an initial study of GVAX® cancer vaccine for multiple myeloma and initiated an additional clinical trial in acute leukemia. In addition, during 2001, the Company launched a new subsidiary, Ceregene, Inc., which will focus on gene therapy of neurologic disorders such as Alzheimer's disease and Parkinson's disease. The Company also successfully completed the acquisition of Calydon, Inc., a private company working in the field of oncolytic viruses. This acquisition provided the Company with a new platform technology in oncology as well as a late-stage product candidate. Finally, during 2001, the Company significantly expanded its manufacturing facilities with the construction of a Good Manufacturing Practices ("GMP") facility in Hayward, California, the acquisition of a GMP gene therapy manufacturing facility of Chiron Corporation in San Diego, California and the start of construction of a new facility dedicated to patient-specific GVAX® cancer vaccines in Memphis, Tennessee. The Company's GVAX® vaccine collaboration, together with other collaborations in gene therapy and the Company's gene activation licensing program, contributed to approximately $28 million in revenues during 2001 and a year-end cash balance of approximately $259 million. Throughout 2001, Dr. Sherwin has continued to ensure that Cell Genesys' assets were utilized effectively and to their best advantage while continuing to optimally manage Cell Genesys' financial resources. Dr. Sherwin's compensation during 2001 reflects his leadership, management and the achievements of Cell Genesys during 2001.

Compliance with Internal Revenue Code Section 162(m)

      As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company may not take a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation became effective for each year beginning after December 31, 1993 and applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

      The cash compensation paid to the Company's executive officers during 2001 did not exceed the $1 million limit for any executive officer, nor is the cash compensation to be paid to the Company's executive officers for 2002 expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limitation, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

      The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee of the Company's board of directors.

MEMBERS OF THE COMPENSATION COMMITTEE John T. Potts, Jr., M.D. Eugene L. Step

AUDIT COMMITTEE REPORT

      The Audit Committee of the board of directors is composed of directors Messrs. Carter, Gower and Step, none of whom is or has been an officer or employee of the Company. The primary role of the Audit Committee is to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process. The board of directors has determined that each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The board of directors has adopted a written charter for the Audit Committee, a copy of which was included as Appendix A to the Company's proxy statement distributed for use at the Company's 2001 Annual Meeting of Stockholders. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors' independence from management and the Company.

      The Audit Committee discussed with the Company's independent auditors the overall scope and plans for the audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee and the Board have recommended, subject to stockholder approval, the selection of the Company's independent auditors. This recommendation was based on a variety of factors, including a review of the qualifications of Ernst & Young LLP's engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence and has discussed with Ernst & Young LLP the auditors' independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

      The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Company's board of directors.

MEMBERS OF THE AUDIT COMMITTEE David W. Carter James M. Gower Eugene L. Step

Stockholder Return Comparison

      The graph below compares the cumulative total return on the Company's common stock for fiscal years 1997 to 2001 compared to the CRSP Total Return Index for the Nasdaq Composite and the CRSP Total Return Index for the Nasdaq Biotechnology Stocks. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Cumulative Stockholder Return*

*Assumes $100 invested on December 31, 1996 in the Company's common stock and in each index listed above. The total return for the Company's common stock and the indices used assumes the reinvestment of dividends, even though dividends have never been declared on the Company's common stock.

OTHER MATTERS

      The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the board of directors may recommend.

      It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope, which has been enclosed.

THE BOARD OF DIRECTORS

Dated: May 3, 2002

Appendix A

DESCRIPTION OF THE CELL GENESYS, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN

General.

      Our 2002 employee stock purchase plan was adopted by our board of directors in April 2002. The purpose of the employee stock purchase plan is to provide employees with an opportunity to purchase our common stock through payroll deductions.

Administration.

      Our employee stock purchase plan may be administered by the board of directors or a committee appointed by the board of directors. All questions of interpretation or application of the employee stock purchase plan are determined by our board of directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility.

      Each of our employees or the employees of our designated subsidiaries whose customary employment with us or our designated subsidiaries is at least twenty (20) hours per week and more than five (5) months in any calendar year is eligible to participate in the employee stock purchase plan; except that no employee shall be granted an option under the employee stock purchase plan (i) to the extent that, immediately after the grant, such employee would own 5 percent of either the voting power or value of our stock or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. As of March 31, 2002, we had 273 employees who would be eligible to participate in the employee stock purchase plan.

Offering Period.

      Our employee stock purchase plan has consecutive and overlapping twenty-four month offering periods that usually begin every six months. Each twenty-four month offering period includes four six-month purchase periods, during which payroll deductions are accumulated and, at the end of each of which, shares of our common stock are purchased with a participant's accumulated payroll deductions. Our board of directors has the power to change the duration of future offering periods, if such change is made prior to the scheduled beginning of the first offering period to be affected. To participate in the employee stock purchase plan, an eligible employee must authorize payroll deductions pursuant to the employee stock purchase plan. Such payroll deductions may not exceed 10 percent of a participant's compensation during the offering period. Once an employee becomes a participant in the employee stock purchase plan, the employee automatically will participate in each successive offering period until the employee withdraws from the employee stock purchase plan or the employee's employment with us and our designated subsidiaries terminates. At the beginning of each offering period, each participant automatically is granted an option to purchase shares of our common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each purchase period to the extent of the payroll deductions accumulated during such purchase period.

Purchase Price.

      Shares of our common stock may be purchased under the employee stock purchase plan at a purchase price equal to 85 percent of the lesser of the fair market value of our common stock on (i) the first day of the offering period or (ii) the last day of the purchase period. The fair market value of our common stock on any exercise date under the employee stock purchase plan during an offering period is lower than the fair market value of our common stock on the first day of that offering period, then, subject to applicable law, all participants in that offering period will be automatically withdrawn from that offering period and re-enrolled in the immediately following offering period.

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Payment of Purchase Price; Payroll Deductions.

      The purchase price of the shares is accumulated by payroll deductions throughout each purchase period. The number of shares of our common stock a participant may purchase in each purchase period during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that purchase period by the purchase price; provided, however, that a participant may not purchase in any single purchase period more than the number of shares determined by dividing $12,500 by the fair market value of a share on the offering date. During the offering period, a participant may discontinue his or her participation in the employee stock purchase plan, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the administrator.

      All payroll deductions made for a participant are credited to the participant's account under the employee stock purchase plan, are withheld in whole percentages only and are included with our general funds. Funds received by us pursuant to exercises under the employee stock purchase plan are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal.

      Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Termination of Employment.

      Upon termination of a participant's employment for any reason, including disability or death, the payroll deductions credited to the participant's account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the employee stock purchase plan, and such participant's option will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution or Liquidation, Merger or Change of Control.

      Changes in Capitalization.    Subject to any required action by our stockholders, the number of shares reserved under the employee stock purchase plan, the number of shares that may be added to the employee stock purchase plan on an annual basis, the maximum number of shares that may be purchased during any purchase period, as well as the price per share of common stock covered by each option under the employee stock purchase plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us; provided, however, that conversion of any of our convertible securities shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by our board of directors, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

      Dissolution or Liquidation.    In the event of our proposed dissolution or liquidation, the board of directors shall shorten any purchase periods and offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the dissolution or liquidation. If the board of directors shortens any purchase periods and offering periods then in progress, the board of directors shall notify each participant in writing, at least ten (10) business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

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      Merger or Change of Control.    In the event of any merger or our "change of control," as defined in the employee stock purchase plan, each option under the employee stock purchase plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the board of directors shall shorten any purchase periods and offering periods then in progress by setting a new exercise date and any offering periods shall end on the new exercise date. The new exercise date shall be prior to the merger or change of control. If the board of directors shortens any purchase periods and offering periods then in progress, the board of directors shall notify each participant in writing, at least ten (10) business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

      Amendment and Termination of the Plan.

      Our board of directors may at any time terminate or amend the employee stock purchase plan. An offering period may be terminated by the board of directors at the end of any purchase period if the board of directors determines that termination of the employee stock purchase plan is in our best interests and the best interests of our stockholders. Generally, no such termination can affect options previously granted. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code.

Certain Federal Income Tax Information.

      The following brief summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the employee stock purchase plan does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

      The employee stock purchase plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the employee stock purchase plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15 percent of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Participation in the 2002 Employee Stock Purchase Plan.

      Participation in the employee stock purchase plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the employee stock purchase plan are not determinable. No purchases have been made under the employee stock purchase plan since its adoption by the board of directors.

      However, purchases were made under the Company's 1992 Employee Stock Purchase Plan (the "Predecessor Plan") prior to the adoption of the 2002 employee stock purchase plan by the board of

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directors. The following table sets forth certain information regarding shares purchased under the Predecessor Plan during fiscal year 2001 and the payroll deductions accumulated at the end of fiscal year 2001 in accounts under the Predecessor Plan for each of the Named Officers, for all current executive officers as a group and for all other employees who participated in the Predecessor Plan as a group.

Name or Identity of Group	Number of Shares Purchased	Dollar Value ($) (1)	Payroll Deductions as of Fiscal Year End ($)(2)
Stephen A. Sherwin, M.D.	4,210	56,583	5,192
Dale G. Ando, M.D.	2,218	29,673	4,792
Matthew J. Pfeffer	3,987	53,221	8,750
Robert H. Tidwell	—	—	—
Joseph J. Vallner, Ph.D.	—	—	—
All current executive officers as a group	11,064	141,117	22,107
All other employees as a group	70,014	787,634	262,394

(1)	Market value of shares on date of purchase, minus the purchase price under the Purchase Plan.
(2)	Cumulative payroll deductions held at December 31, 2001 for purchase of ESPP shares at the next purchase date of February 1, 2002.

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CELL GENESYS, INC. C/O EQUISERVE ATTN: DEBRA LEWIS 150 ROYALL STREET CANTON, MA 02021	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cell Genesys, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CELLG01	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY
CELL GENESYS, INC.

1.	ELECTION OF DIRECTORS:	For Withhold For All			To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
NOMINEES: (01) David W. Carter; (02) Nancy M. Crowell; (03) James M. Gower; (04) John T. Potts, Jr., M.D.; (05) Thomas E. Shenk, Ph.D.; (06) Stephen A. Sherwin, M.D.; (07) Eugene L. Step; (08) Inder M. Verma, Ph.D.		All	All	Except
		[ ]	[ ]	[ ]
Vote On Proposals					For	Against	Abstain
2.	Approve the adoption of the 2002 Employee Stock Purchase Plan and to reserve a total of 200,000 shares of common stock for issuance thereunder.				[ ]	[ ]	[ ]
3.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the 2002 fiscal year.				[ ]	[ ]	[ ]
MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.				[ ]
Please sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should sign personally. An attorney, administrator, trustee, executor, guardian or other person signing in a representative capacity should indicate the name of the corporation and such officer's capacity.

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners) Date

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
CELL GENESYS, INC.
2002 ANNUAL MEETING OF STOCKHOLDERS
JUNE 6, 2002
The undersigned stockholder of Cell Genesys, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 3, 2002, and hereby appoints Stephen A. Sherwin, M.D. and Matthew J. Pfeffer, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of Cell Genesys, Inc. to be held on June 6, 2002 at 10:00 a.m., local time, at 342 Lakeside Drive, Foster City, CA 94404, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE